Exhibit 1

                    COMMTOUCH SECURES FUNDING OF $1.2 MILLION

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--July 16, 2003--Commtouch (Nasdaq: CTCH -
News), a developer and provider of proprietary anti-spam solutions, today announced that it had completed negotiations begun several weeks ago and entered into a private placement agreement with several existing and new investors. Commtouch will issue approximately 2.4 million ordinary shares against the investment of $1,200,000, or $0.50 per ordinary share by the investors. The investors will also receive warrants to purchase up to an additional 1.2 million ordinary shares, exercisable at a price of $0.50 per share. The warrants are currently exercisable and expire in five years.

Commtouch has agreed to file a registration statement with the SEC within 60 days to allow the investors to publicly resell all shares sold in the private placement, including those issuable under the warrants. Commtouch has agreed to keep the registration statement effective for 36 months.

If the registration statement is not filed in 60 days, or does not become effective in four months or does not remain effective for 36 months, then Commtouch may be required to pay investors a penalty. The penalty will be 5% per month of the aggregate purchase price paid plus the spread between the warrant exercise price and the average price for the ordinary shares for each trading day until the registration conditions are fulfilled. The penalty is payable either in cash or in registered ordinary shares. Also, if the registration statement is not declared effective by the SEC in 90 days, the investors will have the right to register their shares on any registration statements filed by Commtouch for corporate financings.

Commtouch expects to receive the $1,200,000 in offering proceeds in the near future. The proceeds will be used for general corporate working capital.

Further, Commtouch continues to speak with other potential investors in order to secure additional funding, which would enable the company to further expand its marketing and research and development activities.

About Commtouch

Commtouch Software Ltd. is a developer and provider of proprietary anti-spam solutions. The company's core technologies reflect its decade of experience as a leading vendor of email software applications and provider of global messaging services. Commtouch is headquartered in Netanya, Israel and its subsidiary, Commtouch Inc., is based in Mountain View, CA. The company was founded in 1991 and has been publicly traded since 1999 (Nasdaq: CTCH - News). To learn more about Commtouch's solutions visit our web site at http://www.commtouch.com.

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Note:  Commtouch(R)is  a registered  trademark of Commtouch  Software Ltd. Other terms and product names in this document may be trademarks of others.

This press release contains forward-looking statements, including projections about our business, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements in the future tense, and statements including words such as "expect," "plan," "estimate," anticipate," or "believe" are forward-looking statements. These statements are based on information available to us at the time of the release; we assume no obligation to update any of them. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations as a result of numerous factors, including business conditions and growth or deterioration in our market, commerce and the general economy both domestic as well as international; fewer than expected new-partner relationships; competitive factors including pricing pressures; technological developments, and products offered by competitors; availability of qualified staff for expansion; and technological difficulties and resource constraints encountered in developing new products as well as those risks described in the company's Annual Reports on Form 20-F and reports on Form 6-K, which are available through www.sec.gov. Contact:

Commtouch
media@commtouch.com
Gary Davis  650-864-2290

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